UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2024

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9210 (Commission File Number)	95-4035997 (IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

Amended and Restated Revolving Credit Agreement

On February 2, 2024, Occidental Petroleum Corporation (“Occidental”) entered into a Third Amended and Restated Credit Agreement (the “Revolving Credit Agreement” and the facility thereunder, the “Revolving Credit Facility”) among Occidental, the banks party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent. The Revolving Credit Agreement amends and restates that certain Amended and Restated Credit Agreement dated as of June 3, 2019 (as amended, amended and restated, supplemented or otherwise modified, the “Existing Credit Agreement” and the facility provided thereunder the “Existing Revolving Credit Facility”) among Occidental, the banks party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, and provides, among other things, for the maturity of the Existing Revolving Credit Facility to be extended from June 30, 2025 to June 30, 2028.

Loans under the Revolving Credit Facility will continue to constitute senior unsecured obligations of Occidental and will bear interest, at Occidental’s option, at either the Adjusted Term SOFR Rate (determined in accordance with the Revolving Credit Agreement) or the Alternate Base Rate (determined in accordance with the Revolving Credit Agreement), in each case plus a per annum applicable margin that fluctuates between 100.0 and 190.0 basis points, in the case of loans priced at the Adjusted Term SOFR Rate, and between 0.0 basis points and 90.0 basis points, in the case of loans priced at the Alternate Base Rate, in each case based upon the long-term unsecured senior, non-credit enhanced debt ratings of Occidental by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business, and Fitch Ratings, Inc., subject to certain provisions taking into account potential differences in ratings issued by the relevant ratings agencies or a lack of ratings issued by such ratings agencies (the “Ratings”). Occidental will also pay a facility fee on the aggregate commitments under the Revolving Credit Facility that will fluctuate between 12.5 basis points and 35.0 basis points per annum, based on Occidental’s Ratings.

Under the Revolving Credit Agreement, the interest rate margin and the facility fee rates may be subject to adjustments for certain periods based on Occidental’s performance on specified sustainability targets, which are subject to limited assurance verification by a qualified independent external reviewer.

The Revolving Credit Agreement contains certain customary covenants and events of default, which are substantially identical to the covenants and events of default under the Existing Credit Agreement, including a customary negative pledge and a covenant that Occidental will maintain, as of the last day of each fiscal quarter, a ratio not in excess of 0.65 to 1.00 of Total Debt to Total Capitalization (as such terms are defined in the Revolving Credit Agreement). If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Revolving Credit Facility may be declared immediately due and payable.

Some of the lenders under the Revolving Credit Agreement and/or their affiliates have in the past performed, or currently perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Occidental and its subsidiaries, for which they have received, or may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Revolving Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 is included under Item 1.01 “Entry into a Material Definitive Agreement” and that information is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

10.1*
Third Amended and Restated Credit Agreement, dated as of February 2, 2024, by and among Occidental Petroleum Corporation, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Exhibits and/or schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. Occidental agrees to furnish supplementally a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President, Corporate Secretary and Chief Compliance Officer

Date: February 5, 2024